Exhibit 5(b)

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

Unilever PLC
100 Victoria Embankment
Blackfriars
London
EC4Y 0DY

22 March 2018

Dear Sirs

Unilever PLC — Guarantee of U.S.$400,000,000 2.750% Senior Notes due 2021 (the “2021 Notes”), U.S.$550,000,000 3.125% Senior Notes due 2023 (the “2023 Notes”), U.S.$350,000,000 3.375% Senior Notes due 2025 (the “2025 Notes”) and U.S.$800,000,000 3.500% Senior Notes due 2028 (the “2028 Notes” and, collectively with the 2021 Notes, the 2023 Notes and the 2025 Notes, the “Notes”) issued by Unilever Capital Corporation (the “English Guarantee”)

1                                      We have acted as your English legal advisers in connection with the issue by Unilever Capital Corporation, a Delaware corporation (“UCC”) of the Notes, which are stated to be jointly, severally, fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by Unilever N.V., Unilever PLC and Unilever United States Inc. (“UNUS”). The Notes and the English Guarantee are being issued pursuant to the 2014 Indenture (as defined in the Schedule). We have taken instructions solely from Unilever PLC.

2                                      This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law. In particular we express no opinion on matters of federal law of the United States, the laws of any State of the United States or the laws of any other jurisdiction.

3                                      For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4                                      We have assumed that:

4.1                            (except in the case of Unilever PLC) all relevant documents are within the capacity and powers of, and have been validly authorised by, each of the respective parties thereto

4.2                            each of the meetings of the Board of Directors of Unilever PLC held on 15 May 2014 and 17 November 2016 (in respect of which certified extracts of the minutes have been supplied to us) was duly convened and constituted, a quorum was present and acting throughout and the

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resolutions referred to in the PLC Minutes were duly and validly passed and have not been amended, modified or rescinded

4.3                            the PLC Minutes and other corporate documents are true and complete records of the proceedings described therein and have not been amended, modified or rescinded

4.4                            the PLC Resolutions (in respect of which a certified copy has been supplied to us) were duly and validly passed and have not been amended, modified or rescinded

4.5                            each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law and

4.6                            all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures thereon or on the original thereof and the relevant documents have been executed in the forms reviewed by us.

5                                      Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above, and subject to the qualifications in paragraph 6 below and to any matters not disclosed to us, we are of the opinion that Unilever PLC has taken all necessary corporate action to authorise the execution, delivery and performance of the English Guarantee.

6                                      This opinion is subject to the following:

6.1                            We express no opinion as to the compliance or otherwise with the financial limitations on the giving of guarantees contained in the Articles of Association of Unilever PLC.

6.2                            Insofar as this opinion relates to the obligations of Unilever PLC under the English Guarantee, it is given on the assumption that they have been entered into in good faith and for the purpose of carrying out Unilever PLC’s business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit Unilever PLC.

6.3                            A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

6.4                            An English court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

6.5                            An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

6.6                            Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

7                                      This opinion is given on the basis that there will be no amendment to or termination or replacement of the document and authorisations referred to in the Schedule to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

8                                      We hereby consent to the filing of this opinion as an exhibit to the report on Form 6-K to be submitted by Unilever PLC on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1                                      A certified copy of the Articles of Association of Unilever PLC in force as at the date of this opinion.

2                                      A certified extract from the Minutes of a Meeting of the Board of Directors of Unilever PLC held on 14 May 2014 (the “2014 PLC Minutes”).

3                                      A certified extract from the Minutes of a Meeting of the Board of Directors of Unilever PLC held on 17 November 2016 (the “2017 PLC Minutes” and together, with the 2014 Minutes, the “PLC Minutes”).

4                                      A certified copy of the resolutions of the Chief Executive Officer dated 18 September 2014 (the “2014 PLC Resolutions”).

5                                      A certified copy of the executed power of attorney of Unilever PLC dated 18 September 2014.

6                                      A certified copy of the resolutions of the Chief Financial Officer dated 10 July 2017 (the “2017 PLC Resolutions” and together, with the 2014 PLC Resolutions, the “PLC Resolutions”).

7                                      A certified copy of the executed power of attorney of Unilever PLC dated 10 July 2017.

8                                      Amended and Restated Indenture dated 22 September 2014 (the “2014 Indenture”) among UCC, UNUS, Unilever N.V., Unilever PLC and The Bank of New York Mellon.